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                                                            EXHIBIT NO. 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration No. 33-7972 on Form N-1A of our report dated December 22, 2005, relating to the financial statements of MFS Global Growth Fund, a series of MFS Series Trust VIII, appearing in the Annual Report to shareholders for the year ended October 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.






DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP



Boston, Massachusetts
March 20, 2006